EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between John Graves (the “Employee”) and Medical Solutions Management Inc. (the “Company”) and is effective from January 22, 2007 and continuing. This Agreement shall automatically supersede any prior agreements, arrangements or understandings, either oral or written, between the Company and Employee. The parties hereby agree as follows:

SECTION I - AGREEMENT OF THE PARTIES

The Company agrees to employ Employee pursuant to the terms herein, and Employee, in consideration of said employment, agrees to execute this Agreement and to be bound by the terms herein.

(a)	Employee agrees to serve the Company as its Vice President of Operations.

(b)	The Company shall compensate Employee for his services as provided herein.

SECTION II - DURATION OF EMPLOYMENT

The Parties acknowledge that Employee’s employment is at-will and that this Agreement does not create any obligation on the part of Employee to continue in his employment on behalf of the Company; nor does it create any obligation by the Company to continue to employ Employee for any specific period of time or restriction on the Company’s ability to terminate Employee’s employment for any reason, with or without cause, with not fewer than five business days notice. This Agreement shall terminate on the last day of Employee’s employment subject to the survivability clause set forth below.

SECTION III - COMPENSATION

The Company shall compensate Employee for his services at a rate of $125,000 per annum (the “Base Rate”). The Base Rate may increase during the term of Employee’s employment hereunder based on the Company’s gross sales per the most recent twelve (12) contiguous months per the following schedule; such higher amounts shall then be the Base Rate:

Company Gross Revenue	Employee’s Base Salary
$3,000,000 to $5,000,000	$135,000
$5,000,001 to $7,000,000	$155,000
$7,000,001 and beyond	$175,000

The Company will grant Employee an option to purchase 200,000 shares of the Company’s common stock as soon as reasonably practicable and upon approval of the Company’s Board of Directors, which option shall vest annually over (4) years in equal 50,000 installments on each of the first four anniversaries of the date of grant and shall be subject to the terms of an option agreement to be entered into by Employee and the Company (which agreement shall be in the form of the Company’s standard form of option agreement), provided that any portion of such option not then vested shall become vested immediately upon a change in control of the Company to the extent such acceleration is not otherwise prohibited by law. This benefit shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs and legatees in the event Employee dies before the benefit is paid in full.

SECTION IV - EXPENSES

The Company agrees to reimburse Employee for all expenses reasonably incurred by him on behalf of the Company and in accordance with the prevailing practice and policy of the Company. This reimbursement shall include a $500 per month car allowance.

SECTION V - BENEFITS AND EMPLOYMENT POLICIES

Except as expressly provided for herein, benefits (including medical, dental (if applicable) and disability coverage) shall be provided in accordance with the then current policies and practices of the Company. However, Employee shall receive three weeks vacation per calendar year. Employee understands that the Company reserves the rights to change, add to, terminate or otherwise modify the benefits granted to its employees.

SECTION VI - BONUS PROGRAM

In his position as Vice President of Operations, Employee shall be eligible to earn an annual incentive compensation payment targeted at 25% of his Base Rate. Payments are at the good faith determination of the CEO and are subject to the CEO’s good faith determination of Employee’s achievement of financial performance goals and/or major milestones and maintaining satisfactory performance.

SECTION VII - RESTRICTIVE COVENANT

Employee agrees that during the course of his employment and for a period of twelve (12) months from the date of any termination, resignation or retirement of Employee’s employment with the Company, Employee shall not (a) either directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, consultant, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity which is a Competitor (as defined below), including, without limitation, businesses which engage in the stock and bill of durable medical equipment; (b) solicit or attempt to solicit or conduct any business with any customer, potential customer or former customer of the Company or attempt to induce any Company customer to alter its relationship with the Company in any way; or (c) recruit or hire any employee or former employee of the Company, or otherwise induce such employee to leave the employment of Company, or to become an employee of or otherwise be associated with Employee or any business which Employee may be associated.

Employee acknowledges that this covenant not to compete will not impair his ability to seek employment due to (1) the narrow definition of “Competitor,” and (2) the fact that his skills may be used and have been in many industries. Employee also acknowledges the reasonableness of a global restriction due to the limited number of Competitors, and the global, yet limited, nature of the market for durable medical products. As used herein, “Competitor” means any company, entity or organization acting as an intermediary for the supply of durable medical products, including, without limitation, companies which engage in the stock and bill of durable medical equipment.

SECTION VIII - CONFIDENTIALITY AND TRADE SECRETS

Employee agrees that the Company has a proprietary interest in (1) its relationships with its customers, clients, associates and agents and (2) its business methods, systems, plans, business plans, policies, technologies, algorithms, advancements, innovations, trouble-shooting practices, designs, drawings, illustrations, graphics, photographs, estimates, blueprints, employee manuals, purchase order forms, price lists, memoranda, notes, proprietary information, business information, technical data, trade secrets, know-how, ways of doing business, research, requirements, supplier lists, customer lists, prospect lists, markets, developments, inventions, processes, formulae, technologies, techniques, procedures, hardware configuration, website design information, software, object code, source code, marketing material, forecasts, business strategy, finances, accounting, records or other proprietary documents (hereinafter all of which shall collectively be referred to as the “confidential information”). Employee agrees that said confidential information may constitute a trade secret and that a violation of this Section VIII may constitute an unfair business practice. Without limiting the generality of the foregoing, confidential information also includes, but is not limited to, any materials, information or documents marked with the word “confidential.”

Therefore, Employee agrees that during all times that he is or has been employed by the Company and after employment by the Company, he shall not (other than pursuant to his duties hereunder or with the prior written consent of a duly authorized representative of the Company) disclose, deliver, disseminate, reproduce, make any use of (except for the benefit of the Company), or allow any use of by a third party, any confidential information to any person, firm, corporation or other entity. Employee agrees that all promotional literature, printed material, internal and external correspondence, and other documents made or compiled by Employee containing any and all confidential information, or made available to Employee concerning the Company’s business, shall be the Company’s exclusive property and shall be delivered by Employee to the Company upon expiration or termination of this Agreement or at any other time upon request of the Company. The provisions of this Section VIII shall survive the expiration or termination of this Agreement, or any part thereof, without regard to the reason therefore.

Employee hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services; he will have access to said confidential information concerning the Company’s business.

Employee agrees that in the event of a breach of this Section VIII, the Company shall, in addition to injunctive relief, be entitled to seek to recover the greater of either: (1) any amount of damages awarded to the Company in a civil action for damages arising from said breach, or (2) liquidated damages in the amount equal to Employee’s then Base Salary.

The Company agrees that it has no proprietary interest in the following information:

A.	All knowledge that Employee demonstrably possessed before January 15, 2007;

B.	Information within the public domain which was released to the public domain by a person who had the right to make such disclosure without breaching an obligation of confidence.

SECTION IX - ASSIGNMENT OF INVENTIONS

Employee acknowledges and agrees that the Company is the owner of all Inventions, as hereinafter defined. In order to protect the Company’s rights to such Inventions, by executing this Agreement Employee hereby irrevocably assigns to the Company all his right, title and interest in and to all Inventions to the Company.

For purposes of this Agreement, “Inventions” shall mean all discoveries, processes, designs, methods, techniques, algorithms, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by Employee (whether solely or jointly with others) during the period of his employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company. To the maximum extent permitted by law, Inventions shall be regarded as “works for hire.”

Any discovery, process, design, method, technique, technology, device or improvement in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by Employee (whether solely or jointly with others) which Employee develops entirely on his own time not using any of the Company’s equipment, supplies, facilities, or trade secret information, hereinafter “Personal Invention”, shall not be Inventions hereunder, provided such Personal Invention (i) does not relate to the actual or demonstrably anticipated business, research or development of the Company, (ii) does not result, directly or indirectly, from any work performed by Employee for or on behalf of the Company, and (iii) the existence and nature of the Personal Invention is disclosed in writing in confidence to the Board of Directors of the Company. Nothing herein shall be construed to limit in any way the “shop rights” or the common law or statutory rights of the Company.

Employee agrees that in connection with any Invention, he will promptly disclose such Invention to the Board of Directors of the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. The Company shall receive Employee’s disclosure in confidence.

Upon request, Employee agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to his employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patent and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. Employee agrees to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

Employee agrees to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect or enforce the Company’s or its nominee’s interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

SECTION X - EXCLUSIVE EMPLOYMENT AND SERVICES

Employee shall, during the term of his employment with the Company hereunder, work solely and exclusively for the Company except as provided herein and as may be agreed, in writing, between Employee and the Company. Employee shall not accept employment with, nor offer services (in any form or capacity whatsoever) to, any other organization or individual during the term of his employment with the Company hereunder. This provision shall not prevent Employee from serving in an uncompensated capacity to any nonprofit organization or industry association or from serving on the boards of up to four privately held entities with the prior written approval of the Board of Directors of the Company, which consent will be withheld if the position could compromise the Company’s intellectual property, is with a Competitor of, or could result in competition with, the Company or an affiliate thereof, or would result in unfavorable publicity or treatment, or which could cause damage to the reputation, of the Company or any affiliate in its/their business and other affairs.

SECTION XI - TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

Upon the earlier to occur of (a) any involuntary termination of Employee’s employment (other than for cause as reasonably determined by the Board of Directors of the Company) and (b) a change in control of the Company, regardless of whether or not any new management team or Board conveys an offer of employment to Employee, and subject to Employee signing a general release of all claims in a form and manner satisfactory to the Company, Employee shall receive an amount equal to his then current Base Rate, less standard withholdings, to be paid within thirty (30) days of executing the general release. This benefit shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs and legatees in the event Employee dies before the benefit is paid in full. Such general release will not, however, include vested rights, if any, Employee has under the Company’s 401(k) plan, for bonus compensation under Section VI herein for which Employee has qualified prior to the date of termination or the payment provided for in Section XX below. The Company will also continue to provide Employee with the medical coverage provided for in Section V above for the twelve (12) month period following any such termination of employment or change in control.

SECTION XII - SUCCESSORS AND ASSIGNS

This Agreement is personal to each of the Parties and, except as set forth herein, neither party may assign or delegate any of the rights nor obligations hereunder without first obtaining written consent of the other party or as provided herein. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company.

SECTION XIII - CHOICE OF LAW AND FORUM

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of choice of law. Both Employee and the Company expressly consent to the personal jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for any lawsuit filed there by either party arising from or relating to this Agreement.

SECTION XIV - IRREPARABLE HARM - INJUNCTIVE RELIEF

Employee acknowledges that the breach of Sections VII, VIII, IX or X is likely to result in immediate, irreparable harm to the Company, for which damages are not reasonably ascertainable. Employee consents, therefore, that, upon a showing that Employee is about to breach, or has breached, any such Section, the Company shall be entitled to a preliminary injunction and other equitable relief as necessary to enjoin Employee from threatened, further or continuing breaches thereof.

SECTION XV - SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable under any applicable law, such provisions shall not apply in such instance but the remaining provisions shall be given their full effect in accordance with their terms.

In the event a court of competent jurisdiction determines that the restrictions on competition as to time or geography set forth in Section VII are unenforceable, the restriction(s) found to be unenforceable shall be deemed to have been modified to the longest period, or maximum geographical area, determined enforceable by such court.

SECTION XVI - SURVIVABILITY

The provisions of Sections III, IV, VII, VIII, IX, X, XI, XII, XIII, XIV, XV, and XVI shall survive the termination of this Agreement.

SECTION XVII - WAIVER

Waiver by either party of any term, provision or condition hereof shall not be construed as a waiver of any other term, provision or condition, nor shall waiver be deemed a waiver of any subsequent breach of said term, condition or provision.

SECTION XVIII - MODIFICATION

This Agreement can only be modified by a written agreement signed by the Company and Employee.

SECTION XIX - AMBIGUITY

The Company and Employee have participated equally in drafting this Agreement and any ambiguity that may exist in any of its language shall not be deemed attributable to either of them.

SECTION XX- INDEMNIFICATION

The Company agrees to defend, hold harmless, and indemnify Employee of and from any and all claims and lawsuits, demands, governmental investigations, and all other actions arising out of the Employee’s lawful performance of his duties and responsibilities for the Company.

SECTION XXI - NOTICE

For purposes of this AGREEMENT, notice shall mean written notice either delivered in hand or by first-class mail, postage prepaid, or by or overnight courier, to the parties as follows:

If to Employee:	Mr. John Graves

If to the Company:	Medical Solutions Management Inc.

237 Cedar Hill Street
Marlboro, MA 01752

Attn: Brian Lesperance, CEO

For purposes of this Section XXI, if notice is given by first-class mail, notice shall be effective three (3) days after notice is placed in the United States mail.

Employee	Medical Solutions Management Inc.

/s/ John Graves	By:	/s/ Brian Lesperance
John Graves		Brian Lesperance

Date January 22, 2007	Title:	President